Exhibit 10.1

Execution Copy

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Agreement”) is entered into as of October 27, 2021 by and among CENTRAL ARIZONA RESOURCES, LLC., (also d/b/a Central Arizona Resources Mining Associates LLC) a Nevada limited liability company with an address at 1915 S Stanley Ln, Spokane Valley, Washington, 99212 (“CAR”), PRESIDIO GROUP INC., a Cayman company with an address at 491B River Valley Road, #10-03/04, Valley Point, Singapore 248373 (“PGI”), RUSSELL MINING CORP., a Washington State Corporation with an address at 1915 S Stanley Ln, Spokane Valley, Washington, 99212 (“Russell Mining”), GOLD COAST MINING INC. with an address at 1915 S Stanley Ln, Spokane Valley, Washington, 99212 (“Gold Coast”), IVANHOE ELECTRIC INC., a corporation organized under the laws of the State of Delaware with an address at 606-999 Canada Place, Vancouver, Canada V6C 3E1 (“Ivanhoe Electric”), and MESA COBRE HOLDING CORPORATION, a corporation organized under the laws of the State of Delaware with an address at 606-999 Canada Place, Vancouver, Canada V6C 3E1 (“Mesa Cobre”), each, a “Party”, and collectively, the “Parties”.

RECITALS

WHEREAS, CAR, PGI and Russell Mining are the original parties to a term sheet dated January 30, 2019 with High Power Exploration Inc. and which was subsequently assigned to Ivanhoe Electric and partially assigned to Presidio (as defined herein) and Gold Coast (the “Term Sheet”), which Term Sheet sets out certain binding and non-binding terms and conditions related to the acquisition of, or the acquisition of an option over, the Santa Cruz Project (as defined herein).

WHEREAS Presidio, Russell Mining and Gold Coast now collectively own 100% of the interest in CAR;

WHEREAS, subsequent to the Term Sheet, CAR entered into an Option Agreement for Purchase and Sale dated August 16, 2021 with DRH Energy, Inc. (the “DRHE Option Agreement”), a Surface Use Agreement dated August 3, 2021 with Legends Property, LLC (the “Legends Agreement”), and certain other agreements related to the Santa Cruz Project (as defined herein) as set forth on Schedule “A” (collectively, with the DRHE Option Agreement and the Legends Agreement, the “CAR Santa Cruz Agreements”).

WHEREAS, Mesa Cobre is a wholly-owned subsidiary of Ivanhoe Electric established by Ivanhoe Electric to acquire and hold rights and interests related to the Santa Cruz Project.

WHEREAS, CAR, PGI, Russell Mining and Ivanhoe Electric wish to restructure their affairs by terminating the Term Sheet and assigning to Mesa Cobre, the entirety of the right, title, duties, interests, and obligations of CAR in and to the CAR Santa Cruz Agreements (the “Assignment”), such that on effectiveness of the Assignment, Mesa Cobre shall be the counterparty to each of the CAR Santa Cruz Agreements.

WHEREAS Pan-Asia Presidio Holdings Pte Ltd (“Presidio”) acts as agent for PGI, and has authority to bind PGI in this Agreement.

WHEREAS, the Parties wish to enter into, consent to, and complete, the Assignment contemplated by this Agreement, in exchange for the cash consideration, issuance of shares of common stock of Ivanhoe Electric (“Common Stock”) and other consideration set forth herein.

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, hereby agree as follows:

ARTICLE 1
defined terms

Section 1.1      Defined Terms

In this Agreement, unless the context otherwise requires, capitalized terms will have the following meanings:

(a)	“Anniversary Date” means the date that is twelve (12) months following the Effective Date.

(b)	“Effective Date” means the date chosen by the Parties in writing for the Assignment hereunder to be effective, which date shall be not later than the later the 3rd (third) day following the date on which the last consent to assignment has been received under a CAR Santa Cruz Agreement, or such other date as may be agreed between CAR and Ivanhoe Electric on such terms and conditions of effectiveness that CAR and Ivanhoe Electric agree to.

(c)	“Equity Financing” means the issuance for cash, in a private placement, of shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock that (a) occurs after the Effective Date and prior to the closing date of an IPO, (b) that does not constitute an IPO, (c) that is conducted on an arms-length basis, and (d) results in gross proceeds received by Ivanhoe Electric from such issuance of not less than $20,000,000 in the aggregate; provided, however, that the issuance of any such shares of Common Stock (or of any such securities exchangeable for or convertible into shares of Common Stock) (i) to employees, consultants, advisors, officers and directors of Ivanhoe Electric or any subsidiary of Ivanhoe Electric pursuant to an equity incentive plan or arrangement or any options issued pursuant to such a plan or arrangement or (ii) in connection with the conversion, exercise or exchange of any options, warrants, convertible debt or other securities issued on or prior to Effective Date, shall in each case not constitute an Equity Financing. For the avoidance of doubt, the issuance of shares of Common Stock (or of any such securities exchangeable for or convertible into shares of Common Stock) as consideration for the purchase of any assets of any third party or the purchase of any other business or Person (whether by stock purchase, merger or otherwise) shall not constitute an Equity Financing.

(d)	“Exchange Act” means Securities Exchange Act of 1934, as amended, of the United States of America.

(e)	“IPO” means a sale by Ivanhoe Electric of newly-issued shares of Common Stock in a public offering to one or more persons, as a result of which (i) either (x) the Common Stock is first listed for trading on an internationally recognized stock exchange, including but not limited to the Toronto Stock Exchange, the TSX Venture Exchange, the New York Stock Exchange, NASDAQ, the London Stock Exchange, the Alternative Investment Market of the London Stock Exchange or the Australian Securities Exchange (a “Recognized Stock Exchange”), or (y) Ivanhoe Electric becomes (A) subject to the periodic and current reporting requirements under Section 13 or 15(d) of the Exchange Act, (B) a “reporting issuer” under the securities legislation of any province of Canada, or (C) subject to public company reporting requirements under the rules of any of the Recognized Stock Exchanges on which the Common Stock is listed for trading, and (ii) the gross proceeds received by Ivanhoe Electric from such sale are not less than $25,000,000 in the aggregate.

(f)	“IPO Price” means 90% of the gross price per share of Common Stock sold by Ivanhoe Electric to the public in the IPO as stated on the face page of the IPO prospectus.

(g)	“Non-IPO Issuance Price” means the gross price per share of Common Stock sold in an Equity Financing and that is completed after the Effective Date and on or prior to both the date of completion of an IPO and the Anniversary Date.

(h)	“Permitted Transferee” has the meaning given in the Registration Rights Agreement.

(i)	“Registration Rights Agreement” means the Registration Rights Agreement, to be entered into on the Effective Date, between Ivanhoe Electric and CAR, in substantially the form appended hereto as Schedule “C”.

(j)	“Santa Cruz Project” means the “DRHE Property” (as defined in the DRHE Option Agreement) and including the “Subject Property” (as defined in the Legends Agreement).

(k)	“Technical Information” means any documents, information, photographs, recordings, books, records, data, reports or other information or document of any kind whatsoever, in any format whatsoever (including in electronic format) owned or in the possession of, or under the control of, CAR, relating to the Santa Cruz Project, including all surveys, plans, specifications, maps, drill core samples, other samples and assays, any geotechnical, geological, engineering or similar studies or assessments for all surveys, together with all intellectual property contained or embodied therein.

(l)	“Unpatented Mining Claims” means the 238 unpatented mining claims set forth on Schedule “B”.

(m)	“U.S. Securities Act” means the Securities Act of 1933, as amended, of the United States of America.

(n)	“U.S. Securities Laws” means all applicable securities legislation in the United States, including the U.S. Securities Act, the U.S. Exchange Act and the rules and regulations promulgated thereunder, and any applicable state securities Laws.

Section 1.2      Currency

In this Agreement, all references to dollars or $ shall mean the lawful currency of the United States of America.

ARTICLE 2
ASSIGNMENT OF CAR SANTA CRUZ AGREEMENTS and related transactions

Section 2.1      Assignments

Effective as of the Effective Date, CAR hereby assigns all of its rights, titles, duties, interest and obligations under each CAR Santa Cruz Agreement to Mesa Cobre, and Mesa Cobre hereby accepts and assumes such rights, duties and obligations for the consideration set forth in ARTICLE 3. For greater certainty, all transactions under this Agreement are required to be made effective concurrently on the Effective Date, and no Party shall be required to complete any of the transactions hereunder unless all transactions are completed concurrently on the Effective Date unless otherwise agreed by CAR and Ivanhoe Electric.

If before or after the Effective Date, it is reasonably determined that an agreement, contract or other legal right is held by CAR, relates to the Santa Cruz Project, and is properly characterized as a CAR Santa Cruz Agreement (an “Other Agreement”) even though not appearing on Schedule “A” hereto (including any discussions or negotiations ongoing at the date of the Agreement regarding the acquisition of any mineral title, surface or royalty), the Parties shall thereafter promptly take such actions as are necessary to assign to Mesa Cobre, for no further consideration, all of the rights, titles, duties, interests and obligations of CAR under such Other Agreement(s).

If before or after the Effective Date, CAR acquires any right, title or interest in or to any mineral title or surface right within a 10 km boundary of the outermost edges of the Santa Cruz Project (“AOI Rights”), CAR will promptly assign or quitclaim any such AOI Rights to Mesa Cobre for no additional consideration. None of PGI, Russell Mining or Pan-Asia Presidio Holdings Pte Ltd will acquire any AOI Rights.

Section 2.2      Consents

The Parties acknowledge and agree that the Assignment of the Legends Agreement requires the prior written consent of Legends Property, LLC (“Legends”), and that such assignment shall be expressly made subject to, and Mesa Cobre shall expressly agree in writing to be bound by, all of the terms, conditions, and covenants of the Legends Agreement. The Parties agree to work co-operatively and expeditiously to obtain the consent of Legends as promptly as possible following the signing of this Agreement, and to negotiate, execute and deliver any such agreement, document or instrument required by Legends to better evidence that Mesa Cobre is bound by all the terms, conditions, and covenants of the Legends Agreement.

The Parties further acknowledge and agree that the Assignment of the DRHE Option Agreement requires delivery of written notice and sufficient and reasonable detail regarding the assignee to DRH Energy Inc. (“DRHE”), and the prior written consent of DRHE. The Parties agree to work co-operatively and expeditiously to obtain the consent of DRHE as promptly as possible following the signing of this Agreement.

The Parties further acknowledge and agree that the Assignment of the Commercial Lease and Deposit Receipt dated July 23, 2021 between CAR and James B. Suor (“Lessor”) requires the prior written consent of Lessor. The Parties agree to work co-operatively and expeditiously to obtain the consent of Lessor as promptly as possible following the signing of this Agreement.

The Parties also acknowledge and agree that the Assignment of the Core Drilling Services Agreement dated July 24, 2023 between CAR and Major Drilling America, Inc. (“Major Drilling”) requires the prior written consent of Major Drilling. The Parties agree to work co-operatively and expeditiously to obtain the consent of Major Drilling as promptly as possible following the signing of this Agreement.

Section 2.3      Technical, Information, Data and Documents

With effect as and from the Effective Date, CAR assigns, sells, transfers and disposes of all right, title and interest in any and all Technical Information (the “Technical Information Assignment”), and shall on the Effective Date, deliver to Mesa Cobre (or as Mesa Cobre directs), all such Technical Information in whatever form it exists, retaining only such copies of the Technical Information that Mesa Cobre shall, in writing, authorize CAR to retain. For greater certainty, Technical Information shall include all such Technical Information within the power and control of any director, officer, employee or member of CAR, and CAR shall take all reasonable steps required to cause such individuals to deliver such Technical Information to Mesa Cobre on the Effective Date.

Section 2.4      Unpatented Mining Claims

At or before the Effective Date, CAR will also quitclaim the Unpatented Mining Claims to Mesa Cobre.

Section 2.5      Guarantee of Ivanhoe Electric

Ivanhoe Electric unconditionally and irrevocably guarantees to CAR the due and punctual performance by Mesa Cobre of its obligations, covenants and liabilities under this Agreement.

Section 2.6      Release of CAR under CAR Santa Cruz Agreements

Effective as of the Effective Date, Ivanhoe Electric and Mesa Cobre each release and forever irrevocably discharge CAR of and from any and all actions, causes of actions, proceedings, suits, damages, liabilities, costs, interest, defaults, obligations, claims and demands of any and every kind whatsoever, at law or in equity, or under any statute, which they or any one or more of them ever had, now has, or hereafter can, shall or may have arising out of or in connection with the CAR Santa Cruz Agreements.

ARTICLE 3
CONSIDERATION AND PAYMENT

Section 3.1      Consideration

The total consideration payable by Mesa Cobre to CAR for the Assignment of the CAR Santa Cruz Agreements and the Technical Information Assignment (excluding the Unpatented Mining Claims) shall be TWENTY NINE MILLION EIGHT HUNDRED THOUSAND DOLLARS ($29,800,000) and for the Unpatented Claims, the sum of TWO HUNDRED THOUSAND DOLLARS ($200,000) payable as follows:

(a)	as to TWO MILLION FIVE HUNDRED THOUSAND DOLLARS ($2,500,000) paid in cash by wire transfer of immediately available funds to CAR on the Effective Date; and

(b)	as to SEVENTEEN MILLION FIVE HUNDRED THOUSAND DOLLARS ($17,500,000) paid in cash by wire transfer of immediately available funds to CAR upon the completion of an IPO except if an IPO is not completed by March 31, 2022, then:

(i)	two million five hundred thousand dollars ($2,500,000) shall be paid in cash by wire transfer of immediately available funds to CAR on April 1, 2022; and

(ii)	fifteen million dollars ($15,000,000) shall be paid in cash by wire transfer of immediately available funds to CAR on the completion of an IPO occurring after March 31, 2022 and prior to the Anniversary Date, such that if an IPO has not occurred by the Anniversary Date, fifteen million dollars ($15,000,000) shall be paid on the first business day following the Anniversary Date; and

(c)	as to the remaining TEN MILLION DOLLARS ($10,000,000) paid by Ivanhoe Electric issuing to CAR, concurrent with the completion of an IPO occurring on or before the Anniversary Date, the number of shares of Common Stock that is equal to: (x) TEN MILLION DOLLARS ($10,000,000) divided by (y) the IPO Price, and if an IPO has not occurred by the Anniversary Date, then on the Anniversary Date, Ivanhoe Electric shall issue to CAR a number of shares of Common Stock equal to (w) TEN MILLION DOLLARS ($10,000,000) divided by (z) the Non-IPO Issuance Price.

On prior written notice to Ivanhoe Electric, CAR may direct that Ivanhoe Electric pay any cash amount required to be paid under this Section 3.1 to CAR to instead be paid to any person, individual, company or legal entity that CAR so directs in writing.

Section 3.2      Share Issuance

As soon as reasonably practicable after the date set forth in Section 3.1(c) that Ivanhoe Electric is required to issue Common Stock to CAR (or if CAR provides prior notice to Ivanhoe Electric, to a Permitted Transferee of CAR), Ivanhoe Electric shall deliver to CAR (or the Permitted Transferee) a certificate or certificates evidencing the Common Stock issuable to CAR. CAR understands and acknowledges that all certificates representing Common Stock as well as all certificates in exchange for or in substitution of the foregoing securities, until such time as the same is no longer required under applicable requirements of U.S. Securities Laws or any other applicable securities laws, shall bear the legends required by U.S. Securities Laws or any other applicable securities laws.

ARTICLE 4
TERMINATION OF TERM SHEET

Section 4.1      Termination

The Parties agree that, effective as of the Effective Date, the Term Sheet and any and all rights, liabilities and obligations of any Party with respect are irrevocably terminated in full and without liability, cost, claim, expense or other obligation to any party thereto.

Section 4.2      Release of Term Sheet

As of the Effective Date, each Party to the Term Sheet (as assigned to Ivanhoe Electric) irrevocably and unconditionally releases, remises and forever discharges the other Parties thereto, of and from any and all claims, demands, actions, suits, debts, charges, obligations, liabilities, and causes of action under the laws of any jurisdiction anywhere in the world that such Party, in any capacity, ever had, may have or have had on or before the Effective Date against the other Parties, for, upon, or by reason of any matter, cause or thing arising, accruing or relating to the Term Sheet (excluding, for the avoidance of doubt, any such matters relating to rights and obligations preserved by, created by or otherwise arising out of this Agreement).

ARTICLE 5
registration rights

At the Effective Time, CAR and Ivanhoe Electric shall each enter into, execute, and deliver the Registration Rights Agreement.

ARTICLE 6
RE-ASSIGNMENT

Section 6.1      Notice of Non-Payment under DRHE Option Agreement

Ivanhoe Electric and Mesa Cobre covenant and agree with CAR that should either Party make the determination not to pay the “First Payment”, the “Option Payment” or the “Closing Payment” (each as defined in the DRHE Option Agreement) on or before the time required for payment in the DRHE Option Agreement, it shall give not less than sixty (60) days written notice of that fact to CAR (“Option Termination Notice”), and upon doing so, the rights of CAR under this ARTICLE 6 shall apply. For greater certainty, if Mesa Cobre has made all the option payments required under the DRHE Option Agreement, and paid the full “Purchase Price” (as defined therein) to DRHE, this ARTICLE 6 shall not apply and be of no force or effect, and CAR will have no rights hereunder in such circumstance.

Section 6.2      CAR Right of Re-Assignment

CAR shall have thirty (30) days from the date it receives an Option Termination Notice from either Ivanhoe Electric or Mesa Cobre (the “CAR Re-Assignment Notice Period”) to give notice to Ivanhoe Electric and Mesa Cobre that it wishes Mesa Cobre to re-assign Mesa Cobre’s rights, titles, duties, interests and obligations under each CAR Santa Cruz Agreement then in effect (including for certainty the DRHE Option Agreement and the Legends Agreement) to CAR (“CAR Re-Assignment Notice”). Should CAR deliver a CAR Re-Assignment Notice to Ivanhoe and Mesa Cobre prior to the end of the CAR Re-Assignment Notice Period, then the parties shall work expeditiously to assign Mesa Cobre’s rights, titles, duties, interests and obligations under each CAR Santa Cruz Agreement then in effect to CAR as well as all Technical Information (the “CAR Re-Assignment”) for the consideration set forth in Section 6.3 such that such re-assignment is completed at least 5 (five) days prior to the next due date for an option payment under the DRHE Option Agreement. The CAR Re-Assignment shall be on an “as-is, where-is” basis save that Mesa Cobre will be deemed to have made the representations in Section 7.2 regarding the CAR Santa Cruz Agreements to be re-assigned and no other representations or warranties. On the effective date of the CAR Re-Assignment, CAR will deliver a full and final release and indemnity to Mesa Cobre releasing and indemnifying it against any and all liabilities that may accrue to Mesa Cobre under any CAR Santa Cruz Agreement or the Technical Information, and such other documents and instruments to fully evidence that all liabilities and obligations under the CAR Santa Cruz Agreements are, as and from the effective date of the CAR Re-Assignment, the full and unconditional responsibility of CAR.

Section 6.3      Re-Assignment Consideration

The consideration payable to Mesa Cobre (or as it directs) by CAR for the CAR Re-Assignment shall be an amount equal to the total amount to the “Purchase Price” (as defined in the DRHE Option Agreement) previously paid by Mesa Cobre or Ivanhoe Electric to DRHE (the “CAR Re-Assignment Consideration”) which amount shall be paid in cash by wire transfer of immediately available funds to Mesa Cobre (or as it directs) on the effective date of the CAR Re-Assignment.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

Section 7.1      Mutual Representations and Warranties

Each of the Parties hereto represents and warrants to the other that: (a) it has power to execute and perform its obligations under this Agreement and has taken all necessary action to authorize such execution, delivery and performance; (b) such execution, delivery and performance do not violate or conflict with any law applicable to it, any provision of its charter, constitution or bylaws, any order or judgment of any court or other agency of government applicable to it, or any of its assets or any contractual restriction binding on or affecting it or any of its assets; and (c) this Agreement constitute a legal, valid and binding agreement, enforceable in accordance with their respective terms against it.

Section 7.2      Additional Representations and Warranties of CAR

CAR further represents and warrants to each of Ivanhoe Electric and Mesa Cobre that: (a) each of the CAR Santa Cruz Agreements is a valid and binding obligation of CAR; (b) to the knowledge of CAR, each of the CAR Santa Cruz Agreements is in full force and effect and a valid and binding obligation of the other parties thereto, enforceable against such other parties in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws relating to or affecting creditor’s rights generally and by general principles of equity; (c) no counterparty to any CAR Santa Cruz Agreement is, to the knowledge of CAR, in breach or violation of, or default (in each case, with or without notice or lapse of time or both) under a term of any CAR Santa Cruz Agreement, and (d) CAR has not received nor given any notice of default under any CAR Santa Cruz Agreement which remains uncured, and, to the knowledge of CAR, there exists no state of facts which after notice or lapse of time or both would constitute a default or breach by CAR of such CAR Santa Cruz Agreements. CAR also represents and warrants that it has lawful authority to give effect to the Technical Information Assignment, that it owns or has legally enforceable rights to, the Technical Information, and that the Technical Information Assignment will not breach, conflict with, the rights of any third party, nor create a right of action in favour of any third party against Mesa Cobre or Ivanhoe Electric.

ARTICLE 8
GENERAL PROVISIONS

Section 8.1      Further Assurances

Each Party hereto shall execute, deliver, file and record, or cause to be executed, delivered, filed and recorded, such further agreements, instruments and other documents, and take, or cause to be taken, such further actions, as the other party hereto may reasonably request as being necessary or advisable to effect or evidence the transactions contemplated by this Agreement.

Section 8.2      Notice

Each Party shall deliver all notices, requests, consents, claims, demands, waivers, and other communications under this Agreement (each, a “Notice”) in writing at the addresses set forth on the first page of this Agreement (or to such other address that the receiving Party may designate from time to time in accordance with this section). Each Party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees prepaid), or email (with confirmation of transmission), or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only (a) upon receipt by the receiving party and (b) if the party giving the Notice has complied with the requirements of this section.

Section 8.3      Successors and Assigns

The provisions of this Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns. No Party may assign its rights or obligations hereunder without the prior written consent of the other Parties, which consent shall not be unreasonably withheld or delayed.

Section 8.4      Severability

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction will not invalidate the remaining provisions hereof and any such prohibitions or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

Section 8.5      Governing Law

This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Arizona, without giving effect to any choice of law or conflict of law provisions or rule that would cause the application of the laws of any jurisdiction other than the State of Arizona.

Section 8.6      Entire Agreement; Counterparts

This Agreement constitutes the entire agreement among the Parties hereto with respect to the subject matter hereof and supersedes any prior agreements or understandings, whether written or oral, that may have been made or entered into by the parties hereto with respect to the subject matter hereof. This Agreement may be executed in counterparts, each of which will be deemed to be an original and will together constitute one and the same instrument.

[Remainder of page intentionally left blank. Next page is the signature page.]

IN WITNESS WHEREOF, the Parties have caused the execution and delivery of this Agreement as of the date first written above.

CENTRAL ARIZONA RESOURCES, LLC.

By:	/s/ L.E. Harding
	Name:	L.E. Harding
	Title:	Managing Member

PAN-ASIA PRESIDIO HOLDINGS PTE LTD
(for itself and as agent for Presidio Group Inc.)

By:	/s/ L.E. Harding
	Name:	L.E. Harding
	Title:	Director

RUSSELL MINING CORP.

By:	/s/ Andrew J. Russell
	Name:	Andrew J. Russell
	Title:	CEO

IVANHOE ELECTRIC INC.

By:	/s/ Eric J. Finlayson
	Name:	Eric J. Finlayson
	Title:	President

MESA COBRE HOLDING CORPORATION.

By:	/s/ Graham Boyd
	Name:	Graham Boyd
	Title:	Vice President

GOLD COAST MINING INC.

By:	/s/ Andrew J. Russell
	Name:	Andrew J. Russell
	Title:	CEO

[Signature Page to Assignment Agreement]

SCHEDULE “A”
CAR SANTA CRUZ AGREEMENTS

List of agreements to be assigned:

1.	Option Agreement for Purchase and Sale dated August 16, 2021 between Central Arizona Resources, LLC and DRH Energy, Inc.

2.	Surface Use Agreement dated August 3, 2021 between Central Arizona Resources, LLC (d/b/a Central Arizona Resources Mining Associates LLC), and Legends Property, LLC.

3.	Commercial Lease and Deposit Receipt dated July 23, 2021 between Central Arizona Resources, LLC and James B. Suor

4.	Core Drilling Services Agreement dated July 24, 2023 between Central Arizona Resources, LLC and Major Drilling America, Inc.

5.	The Engagement Letter of Fennemore Craig, P.C. dated September 27, 2021.

6.	The Engagement Letter of the Law Office of Michelle De Blasi dated October 7, 2021.

“A” - 1

SCHEDULE “B”
UNPATENTED MINING CLAIMS

“B” - 1

SCHEDULE “C”
REGISTRATION RIGHTS AGREEMENT

Attached

“C” - 1